EXHIBIT 8.1

LOCKE LIDDELL & SAPP LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas 75201

214-740-8000 (Telephone)

214-740-8800 (Facsimile)

April 8, 2005

Sunset Financial Resources, Inc.

10245 Centurion Parkway North

Suite 305

Jacksonville, Florida 32256

Re:	Federal Income Tax Consequences

Dear Ladies and Gentlemen:

We have acted as tax counsel to Sunset Financial Resources, Inc., a Maryland corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-3 (as amended to the date hereof and together with all exhibits thereto, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”), relating to the offer and resale of up to 300,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), and various related matters.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

In formulating our opinion herein we have reviewed the Company’s organizational documents, the Registration Statement and such certificates, including certificates of the officers of the Company dated as of the date hereof (the “Officer’s Certificates”), records, and other documents, and statutes, rules, and regulations as we have deemed necessary or appropriate as a basis for the opinion set forth below. In conducting such review for purposes of rendering our opinion we have not conducted an independent investigation of any of the facts set forth in the Registration Statement, the Officer’s Certificates, or any other documents, records, or certificates, and have, consequently, as to relevant factual matters relied upon the Company’s representations that the information presented in such documents, records, or certificates or otherwise furnished to us accurately represent and completely describe all such facts, and upon the authenticity of documents submitted to us as originals or certified copies, the accuracy of copies, the genuineness of all signatures and the legal capacity of all natural persons. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

In rendering this opinion we have assumed that (i) the transactions described in or contemplated by any of the aforementioned documents have been or will be consummated in accordance with the operative documents, (ii) the operative documents are enforceable in accordance with their terms, (iii) the Company has been and will continue to be organized and operated in the manner described in the Officer’s Certificates, the Registration Statement and the other relevant documents referred to above, and (iv) there have been no changes in the applicable laws of the State of Maryland, the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the Treasury Department (the “Treasury Regulations”), and the interpretations of the Code and Treasury Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist on the date of this letter. Any material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions.

Based upon, and subject to the foregoing and the next paragraph below and provided that the Company will file a proper election to be taxed as a real estate investment trust (“REIT”) with its timely filed federal income tax return for the taxable year ending December 31, 1994, which has not been terminated or revoked, we are of the opinion that:

1. For the taxable year ended December 31, 2004, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

Sunset Financial Resources, Inc.

April 8, 2005

2. The Company’s current form of organization and intended method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

3. The discussion in the Registration Statement under the heading “Federal Income Tax Consequences” to the extent that it describes matters of law or legal conclusions, is correct in all material respects.

However, such section of the Registration Statement is not exhaustive and does not purport to discuss any state or local tax considerations or all possible U.S. federal income tax considerations of the purchase, ownership and disposition of the Common Stock. In addition, the Company’s qualification and taxation as a REIT under the Code will depend upon the Company’s ability to meet, through actual operating results, distribution levels, diversity of stock ownership, and the various income and asset qualification tests imposed under the Code. Such operating results may not be reviewed by us, and accordingly, no assurance can be given that the actual results of the Company’s operations for any one taxable year will satisfy the requirements for REIT qualification. There can be no assurance that the courts or the IRS will agree with this opinion.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or under any other law.

This opinion is being furnished to the Company in connection with the Registration Statement so that the Company may comply with its obligations under the Federal securities laws.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement under the heading “Legal Matters.” In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

LOCKE LIDDELL & SAPP LLP

By:	/s/ DONALD A. HAMMETT, JR.
Donald A. Hammett, Jr., Partner